EXHIBIT 99.1

Lexaria Announces Effective Date for Reverse Stock Split

Kelowna, British Columbia – July 30, 2026 – Lexaria Bioscience Corp. (Nasdaq: LEXX) (the “Company” or “Lexaria”), a global innovator in drug delivery platforms, announces that it intends to effect a reverse stock split of its common stock effective as of 12:01 am EST on August 3, 2026 (the “Reverse Split”).

The primary goal of the Reverse Split is to increase the per Share market price of the Company’s Shares with the objective of regaining compliance with the NASDAQ Capital Market’s (“Nasdaq”) minimum $1.00 bid price per share requirement of Nasdaq Listing Rule 5550(a)(2) (the “Minimum Price Rule”). The Reverse Split is also being performed in an effort to stabilize uncertain stock conditions in the face of a number of critical business drivers which we believe to be in the best immediate and long-term interests of our shareholders.

“The Reverse Split is a critical step towards our continued listing on Nasdaq,” stated Richard Christopher, CEO of Lexaria Bioscience Corp. “We have determined that it is prudent and extremely important that the Reverse Split is conducted sooner rather than later,” continued Mr. Christopher. “Nasdaq compliance is impactful to Lexaria on so many levels including our ability to attract new business development partners, advance existing business development discussions, and broaden our overall investor appeal. Recent equity market weakness is at odds with the great potential of our technology, and the Company needs a stable foundation in order to take advantage of existing and upcoming opportunities.”

The Reverse Split will be conducted on a 1-for-15 basis resulting in the Company’s current issued share capital of 24,787,446 shares of common stock (“Shares”) being consolidated into 1,652,518 Shares, subject to further adjustment for fractional Shares which will be rounded up to the nearest whole number. In addition, the Company’s number of authorized shares and issued convertible securities (options and warrants) will also be subject to the Reverse Split, with the exercise prices of the Company’s outstanding convertible securities being adjusted accordingly. In arriving at the Reverse Split ratio, the Company also examined 24 other reverse stock splits conducted by Nasdaq listed biotech companies from January 1 to June 30, 2026, wherein the average reverse split ratio was 1-for-18.

In proactively performing this Reverse Split contemporaneous with the end of our 180-day compliance period we anticipate requesting the required Nasdaq hearing to appeal any delisting notification, and we expect to comply with the Minimum Price Rule in mid-August before any such hearing takes place.

The Shares issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split will also consolidate the number of authorized Shares from 220,000,000 authorized to 14,666,667 authorized but will not affect the par value of the Shares. Thus, all shareholders will own the same percentage interest in the Company after the Reverse Split, as they do prior to the Reverse Split.

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Following the Reverse Split, the resulting Shares will continue to be traded on the Nasdaq under the stock symbol LEXX but will bear the new CUSIP number 52886N604.

Shareholders of the Company who hold Shares represented by a physical share certificate will need to contact Computershare Trust Company of Canada, as follows, for further information, related costs and procedures before sending any physical share certificates to reflect the Reverse Split adjustment:

PO Box 7023

31 Adelaide Street East

Toronto, ON  M5C 2K4

Phone: 1-800-564-6253

Email:  corporateactions@computershare.com

About Lexaria Bioscience Corp. & DehydraTECH™

DehydraTECH™ is Lexaria’s patented drug delivery formulation and processing platform technology which improves the way a wide variety of drugs enter the bloodstream, always through oral delivery. DehydraTECHTM has repeatedly evidenced the ability to increase bio-absorption, reduce side-effects, and deliver some drugs more effectively across the blood brain barrier. Lexaria operates a licensed in-house research laboratory and holds a robust intellectual property portfolio with 66 patents granted and additional patents pending worldwide. For more information, please visit www.lexariabioscience.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. Statements as such term is defined under applicable securities laws. These statements may be identified by words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions. Such forward-looking statements in this press release include, but are not limited to, statements by the Company relating to the Company’s ability to carry out research initiatives, receive regulatory approvals or grants or experience positive effects or results from any research or study. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that the Company will actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements.  As such, you should not place undue reliance on these forward-looking statements.  Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation and regulatory approvals, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process, potential adverse effects arising from the testing or use of products utilizing the DehydraTECH technology, the Company’s ability to maintain existing collaborations and realize the benefits thereof, delays or cancellations of planned R&D that could occur related to pandemics or for other reasons, and other factors which may be identified from time to time in the Company's public announcements and periodic filings with the US Securities and Exchange Commission on EDGAR. The Company provides links to third-party websites only as a courtesy to readers and disclaims any responsibility for the thoroughness, accuracy or timeliness of information at third-party websites. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA).  Lexaria-associated products are not intended to diagnose, treat, cure or prevent any disease. Any forward-looking statements contained in this release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements or links to third-party websites contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

INVESTOR CONTACT:

George Jurcic - Head of Investor Relations

ir@lexariabioscience.com

Phone: 250-765-6424, ext 202

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